Exhibit 99.1

MELLANOX COMMENTS ON ACQUISITION OF EZCHIP FOLLOWING SUCCESSFUL SHAREHOLDER VOTE

Transaction Expected To Close in the Second Half of February 2016

SUNNYVALE, CA and YOKNEAM, ISRAEL — January 19, 2016 — Mellanox® Technologies, Ltd. (NASDAQ: MLNX) today announced that its proposed merger with EZchip (NASDAQ: EZCH; TASE: EZCH) has received the necessary votes of approval from EZchip shareholders.  Mellanox expects to complete the acquisition of the fabless semiconductor provider of high-performance processing solutions during the second half of February 2016.

“With the receipt of the necessary shareholder approval, we are pleased to be another step closer to completing the acquisition of EZchip,” said Eyal Waldman, President and CEO of Mellanox.  “This acquisition will enhance our scale and profitability by broadening the Mellanox product portfolio, add critical embedded processing intellectual property and know-how to our capabilities and significantly expand our market reach and customer relationships. With the combination of our teams, technologies and products, Mellanox and EZchip together will be in an excellent position to capitalize on the substantial opportunity for Intelligent Networking, and deliver significant benefits to shareholders, data center customers and employees of the combined company.”

Following completion of the transaction, Mellanox intends to integrate employees from both organizations and retain both companies’ existing product lines, which will ensure continuity for customers and partners of both companies.

Separately, Mellanox today reaffirmed its guidance for the fourth quarter 2015 results provided on October 21, 2015.

As previously announced, Mellanox intends to release its financial results for the fourth quarter 2015 and full fiscal year after market close on Wednesday, January 27, 2016, and host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To listen to the call, please dial +1-785-424-1666 approximately 10 minutes prior to the start time. The call will be available via a live webcast accessible from the Investor Relations section of the Mellanox website at http://ir.mellanox.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Mellanox website.

About Mellanox

Mellanox Technologies is a leading supplier of end-to-end InfiniBand and Ethernet interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software, cables and silicon that accelerate application runtime and maximize business results for a wide range of markets including high-performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at www.mellanox.com.

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Mellanox is a registered trademark of Mellanox Technologies, Ltd. All other trademarks are property of their respective owners.

Media Contacts:

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Kekst

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(Israel) Sharon Levin

Gelbart Kahana Investor Relations

+972-3-6070567

sharonl@gk-biz.com

Investor Contact:

Mellanox Technologies

+1-408-916-0024

ir@mellanox.com